Exhibit 99.1

Peninsula Gaming, LLC Announces Financial Results for the Quarter and Year Ended December 31, 2006

Peninsula Gaming, LLC reports consolidated quarterly net revenue growth of 16% to $56.3 million, operating income decline of 12% to $7.1 million and Adjusted EBITDA growth of 8% to $14.4 million

Peninsula Gaming, LLC reports consolidated annual net revenue growth of 39% to $234.4 million, operating income growth of 50% to $38.4 million and Adjusted EBITDA growth of 47% to $65.7 million

(Dubuque, IA — March 7, 2007) Peninsula Gaming, LLC (“Company”) reported financial results for the fourth quarter and year ended December 31, 2006. The Company is the direct parent of (i) The Old Evangeline Downs, L.L.C. (“OED”), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, (ii) Diamond Jo Worth, LLC (“DJW”), which owns and operates the Diamond Jo Casino in Worth County, Iowa and (iii) Diamond Jo, LLC (“DJL”), which owns and operates the Diamond Jo Casino in Dubuque, Iowa.

A conference call with management is scheduled for March 8, 2007 at 11:00 AM EST and can be accessed by calling (888) 369-9207. For your convenience, the call can be retrieved for replay for a period of one week (through March 15, 2007) by calling (800) 633-8284, passcode number 21332378.

FOURTH QUARTER 2006 RESULTS

Consolidated Results

Net revenues for the fourth quarter increased 16% to $56.3 million, compared to $48.6 million in the fourth quarter of 2005, due to an increase in net revenues of $15.6 million generated at DJW’s new casino facility offset by a $6.0 million decrease in net revenues at OED and $1.9 million decrease in net revenues at DJL.  During the fourth quarter of 2005, OED realized a large increase in traffic and revenue at its casino, in part, due to the effects of hurricanes Katrina and Rita which caused the temporary closure of some of OED’s competitors.  As those competitors resumed operations by the first quarter of 2006, OED experienced a decrease in traffic at its casino.  As described below, net revenue at DJL decreased primarily due to increased competition.  Income from operations during the fourth quarter declined 12% to $7.1 million as compared to $8.1 million in the fourth quarter of 2005.  Net loss to common member’s interest for the fourth quarter was $1.2 million, compared to net income of $0.3 million for the fourth quarter of 2005.

The Company reported Adjusted EBITDA (as defined below) of $14.4 million, an increase of 8% when compared to $13.3 million for the fourth quarter of 2005.  The increase was driven primarily by the opening of the Diamond Jo Worth casino in April 2006 offset by a 24% decrease in Adjusted EBITDA at OED in the fourth quarter of 2006 over the fourth quarter of 2005 for the reasons noted above and an increase in general corporate non-cash charges of $2.0 million described below.  Adjusted EBITDA margin for the fourth quarter of 2006 was 26% as compared to 27% for the fourth quarter of 2005.  Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization, including impairment charges) adjusted for development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets. See the accompanying tables and footnotes, which discuss the Company’s use of Adjusted EBITDA and reconciles Adjusted EBITDA to net income (loss) to common member’s interest.  Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenue.

The Company ended the quarter with $74.5 million of cash (of which $17.6 million was restricted cash).  Total debt outstanding at December 31, 2006 was $368.6 million, including (i) $20.0 million of additional 11% senior secured notes issued by DJW during the third quarter of 2006 to fund, in part, the construction of DJW’s casino expansion, (ii) $22.0 million of additional 8¾% senior secured notes issued by PGL and DJL and guaranteed by OED during the fourth quarter of 2006 and (iii) $36.5 million of additional 11% senior secured notes issued by DJW during the fourth quarter of 2006 to fund, in part, the construction of a new hotel and event center at OED and a new casino at DJL. At December 31, 2006, the Company, excluding DJW, had $49.1 million available under its $50.0 million revolving credit facility and DJW had $4.7 million available under its $5.0 million revolving credit facility. During the quarter ended December 31, 2006, the Company had cash outflows of $9.2 million related to capital expenditures, of which $6.8 million related to construction and development activities at DJW and $1.0 million, $1.1 million and $0.3 million related to property acquisitions, facility improvements and maintenance capital expenditures at OED, DJW, and DJL, respectively.

Evangeline Downs Racetrack and Casino

OED’s net revenues were $29.7 million, a decrease of 17% from $35.7 million in the fourth quarter of 2005.  Net revenues for the quarter include casino revenues of $24.7 million, racing and off-track betting revenues of $3.6 million, video poker revenues of $1.0 million, and food and beverage and other revenues of $2.7 million, less promotional allowances of $2.3 million.  During the fourth quarter of 2005, OED realized a large increase in traffic and revenue at its casino in part due to the effects of hurricanes Katrina and Rita which caused the temporary closure of some of OED’s competitors.  By the fourth quarter of 2006, all of those competitors had resumed operations and the local population, which surged immediately following the hurricanes, declined to what we believe are normalized levels.  Consistent with a decrease in net revenues, Adjusted EBITDA at OED decreased 24% to $8.4 million from $11.1 million in the fourth quarter of 2005.  OED’s Adjusted EBITDA margin declined slightly to 28% from 31% during the fourth quarter of 2005.

Diamond Jo — Worth County

On April 4, 2006, DJW opened its casino to the public. The facility has 577 slot machines, 15 table games and several dining options, including a 150 seat coffee shop and two fast food dining outlets and parking spaces for approximately 1,100 vehicles.

Net revenues at the Diamond Jo Worth casino during the fourth quarter were $16.6 million, an increase of $15.6 million from the fourth quarter of 2005.   Net revenues during the fourth quarter of 2005 consisted primarily of gasoline and merchandise sales at the convenience store located adjacent to the casino.  Net revenues include casino revenues of $15.6 million, food and beverage revenues of $0.6 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $1.5 million, less promotional allowances of $1.1 million.  Adjusted EBITDA at Diamond Jo Worth for the fourth quarter of 2006 was $6.7 million resulting in an EBITDA margin of 40%.

On July 13, 2006, the Iowa Racing and Gaming Commission approved DJW’s request to expand its new casino facility by approximately 30,000 square feet.  The proposed expansion is expected to add an additional 300 slot machines, 11 table games, a new poker room, a buffet restaurant, an expanded casino bar and additional parking.  Construction of the expansion has commenced and is expected to be completed during the second quarter of 2007 for a total aggregate cost of approximately $33.3 million.

Diamond Jo - Dubuque

Net revenues at the Diamond Jo decreased 15% to $10.1 million from $11.9 million in the fourth quarter of 2005.   Net revenues include casino revenues of $10.1 million, and food and beverage and other revenues of $1.1 million, less promotional allowances of $1.1 million.  Adjusted EBITDA at the Diamond Jo decreased 16% to $3.1 million from $3.7 million in the fourth quarter of 2005.  We believe this decrease was primarily attributable to the expansion of a local competitor’s facility which increased its number of slot machines in May 2005 and introduced video poker in February 2006 and table games in March 2006.  Adjusted EBITDA margin remained unchanged at 31% for both periods.

General Corporate

General corporate expenses increased by approximately $2.2 million to $3.9 million from $1.7 million in the fourth quarter of 2005.  This increase was due to an increase in non-cash charges of $2.0 million related primarily to an increase in both the percentage vested and fair value of outstanding incentive units of Peninsula Gaming Partners, LLC (“PGP”), PGL’s parent company, granted to certain executive officers of the Company.  Corporate cash charges were $0.7 million for fourth quarter of 2006 versus $0.5 million for the fourth quarter of 2005.

YEAR ENDED DECEMBER 31, 2006 RESULTS

Consolidated Results

Net revenues increased 39% to $234.4 million, compared to $169.1 million in the prior year.  Income from operations rose 50% to $38.4 million as compared to $25.6 million reported in the prior year.  Net income to common member’s interest was $6.3 million, compared to a net loss of $3.4 million for the prior year.

The Company reported Adjusted EBITDA of $65.7 million, an increase of 47% when compared to $44.8 million for the prior year.  This increase was driven primarily by the opening of the Diamond Jo Worth casino in April 2006 and a 25% increase in Adjusted EBITDA at OED over the prior year off set by an increase in general corporate non-cash charges of $7.1 million described below .  The Company’s Adjusted EBITDA margin increased to 28% as compared to 26% for the prior year due primarily to an increase in consolidated casino revenues.

Evangeline Downs Racetrack and Casino

OED’s net revenues were $135.1 million, an increase of 15% from $117.6 million in the prior year.  Net revenues include casino revenues of $106.6 million, racing and off-track betting revenues of $22.1 million, video poker revenues of $3.7 million, and food and beverage and other revenues of $12.2 million, less promotional allowances of $9.5 million.  Revenues at OED increased as a result of an increase in our admissions to the casino, partially due to the effects of hurricanes Katrina and Rita as discussed above, as well as an increase in the average amount spent by our customers per trip, which we believe is attributable to our continued focus on marketing and player development programs and promotions.  Adjusted EBITDA at OED increased 25% to $39.0 million from $31.2 million in the prior year.  Strong casino revenue increases of 12% compared to the prior year contributed to an increase in EBITDA margin to 29% from 27% during the prior year.

Diamond Jo — Worth County

Net revenues at the Diamond Jo Worth casino were $54.8 million.   Net revenues include casino revenues of $49.4 million, food and beverage revenues of $1.9 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $6.8 million, less promotional allowances of $3.3 million.  Adjusted EBITDA at Diamond Jo Worth for the year ended December 31, 2006 was $22.6 million resulting in an EBITDA margin of 41%.

Diamond Jo - Dubuque

Net revenues at the Diamond Jo decreased 11% to $44.6 million from $50.1 million in the prior year.   Net revenues include casino revenues of $44.8 million, and food and beverage and other revenues of $4.6 million, less promotional allowances of $4.8 million.  Adjusted EBITDA at the Diamond Jo decreased 12% to $14.9 million from $16.9 million in the prior year.  We believe this decrease was primarily attributable to the expansion of a local competitor’s facility which increased its number of slot machines in May 2005 and introduced video poker in February 2006 and table games in March 2006.  Adjusted EBITDA margin remained unchanged at 33% for the year ended December 31, 2006 and 2005.

General Corporate

General corporate expenses increased by approximately $7.0 million to $11.0 million from $4.0 million in the prior year.  This increase was due to an increase in non-cash charges of $7.1 million related primarily to an increase in both the percentage vested and fair value of outstanding incentive units of Peninsula Gaming Partners, LLC (“PGP”), PGL’s parent company, granted to certain executive officers of the Company.  Corporate cash charges were $2.2 million for the year ended 2006 versus $2.3 million for the year ended 2005.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

(in thousands)	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2005
REVENUES:
Casino	$50,408	$41,586	$200,734	$146,790
Racing	3,583	4,808	22,146	17,578
Video poker	1,048	676	3,715	2,339
Food and beverage	3,568	3,553	15,315	13,511
Other	2,242	1,534	10,087	2,710
Less promotional allowances	(4,506)	(3,541)	(17,580)	(13,855)
Total net revenues	56,343	48,616	234,417	169,073

EXPENSES:
Casino	21,646	18,863	84,971	67,180
Racing	2,897	4,399	18,579	15,335
Video poker	810	464	2,949	1,767
Food and beverage	2,810	2,477	11,701	9,849
Other	1,423	1,157	6,605	1,720
Selling, general and administrative	12,369	7,931	43,924	28,454
Depreciation and amortization	5,632	4,164	20,820	16,249
Pre-opening expense	6	133	966	310
Development expense	372	59	777	575
Affiliate management fees	1,249	1,016	4,516	2,057
(Gain) loss on disposal of assets	62	(114)	210	(16)
Total expenses	49,276	40,549	196,018	143,480

INCOME FROM OPERATIONS	7,067	8,067	38,399	25,593

OTHER INCOME (EXPENSE):
Interest income	422	247	955	516
Interest expense, net of amounts capitalized	(8,650)	(7,922)	(32,741)	(29,133)
Interest expense related to preferred member’s interest, redeemable	(15)	(90)	(285)	(360)
Total other expense	(8,243)	(7,765)	(32,071)	(28,977)

NET INCOME (LOSS) TO COMMON MEMBER’S INTEREST	$(1,176)	$302	$6,328	$(3,384)

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Adjusted EBITDA to Net Income (Loss) to Common Member’s Interest:

	Adjusted EBITDA Three Months Ended December 31, (1)		Adjusted EBITDA Year Ended December 31, (1)
	2006	2005	2006	2005
General corporate	$(3,840)	$(1,387)	$(10,740)	$(3,326)
Diamond Jo	3,131	3,650	14,853	16,866
Diamond Jo Worth	6,671	3	22,597	5
Evangeline Downs	8,425	11,059	38,978	31,223
Total Adjusted EBITDA (1)	14,387	13,325	65,688	44,768
General corporate:
Depreciation and amortization	(11)		(14)
Affiliate management fees	(54)	(320)	(281)	(418)
Development expense				(223)
Interest income	47		47
Diamond Jo:
Depreciation and amortization	(1,226)	(1,022)	(4,176)	(4,136)
Development expense	(372)	(37)	(624)	(147)
Gain (loss) on disposal of assets	(41)	67	(58)	(3)
Interest expense, net	(2,318)	(2,409)	(9,349)	(9,744)
Diamond Jo Worth:
Depreciation and amortization	(1,241)	(18)	(3,536)	(24)
Development expense		(44)
Pre-opening expense	(6)	(98)	(947)	(139)
Affiliate management fees	(802)	(160)	(2,396)	(160)
Gain (loss) on disposal of assets	1		(74)
Interest expense, net	(1,532)	(760)	(4,427)	(1,400)
Evangeline Downs:
Depreciation and amortization	(3,154)	(3,124)	(13,094)	(12,089)
Development expense		(22)	(109)	(205)
Pre-opening expense		(35)	(19)	(171)
Affiliate management fees	(393)	(536)	(1,839)	(1,479)
Gain (loss) on disposal of assets	(21)	47	(78)	19
Interest expense, net	(4,440)	(4,596)	(18,342)	(17,833)
Net income (loss) to common member’s interest	$(1,176)	$302	$6,328	$(3,384)

(1)             Management uses Adjusted EBITDA as a supplemental financial measure in the evaluation of the performance of its businesses and believes that Adjusted EBITDA provides a meaningful measure of its ability to meet future debt service, capital expenditures and working capital requirements.  Management also believes that Adjusted EBITDA is useful because it is reflective of operating decisions and other factors that affect operating performance.  Management further believes that EBITDA (and varying adjustments thereto) is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies.  Management uses Adjusted EBITDA to compare operating results among properties and between accounting periods and to develop compensation plans, to measure personnel performance and to allocate capital assets.  Adjusted EBITDA, however, is not a financial measure under accounting principles generally accepted in the United States (GAAP).  Accordingly, its use should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss), Adjusted EBITDA may vary among companies and Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures of other companies.

Contacts:

         Peninsula Gaming, LLC
         Natalie A. Schramm, 563-690-2120